ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
[signature]	20080017861-22
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/08/2008 7:10 AM
	Entity Number E0017732008-8

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	Danlon Capital Corp.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	Business Filings Incorporated Name 6100 Neil Road, Suite 500, / Reno / Nevada / 89511 (MANDATORY) Physical Street Address / City / Zip Code (OPTIONAL) Mailing Address / City / State / Zip Code
3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: 2,000 / Par value per share: $ $0.01 / Number of shares without par value:
4. Names & Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. Ryan Bearin Name 39 New Brighton Manor SE / Calgary / Alberta / T2Z 4G8 Street Address / City / State / Zip Code 2. Name Street Address / City / State / Zip Code 3. Name Street Address / City / State / Zip Code
5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be: All lawful business
6. Name, Address and Signature of Incorporator: (attach additional page if more than 1 incorporator)	The Nevada Company, Mark Williams, A.V.P. / X *[signature]* Name / Signature 8040 Excelsior Drive, Suite 200 / Madison / WI / 53717 Address / City / State / Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. X *[signature]* / January 7, 2008 Authorized Signature of R. A. or On Behalf of R. A. Company / Date

This form must be accompanied by appropriate fees.